Exhibit 10.13

PRODUCT AGENCY AGREEMENT

Agreement No：	sqb

To bring all parties’ advantage into full play, Party A and Party B have carried out friendly negotiation to sign this agreement for Party A to authorize Party B to provide product agency service on the base of equality and mutual benefit  according to relevant laws and regulations in contract law of People’s Republic of China.

1                     Basic information

Party A	Shenzhen Xinghua Tongfu Technology Co., Ltd	Address	20E, BaoYe mansion, FuTian District, Shenzhen

Account	Shenzhen Xinghua Tongfu Technology Co., Ltd	Bank of Deposit	China Minsheng Bank Shenzhen Dongmen Sub-branch

Account No.	1816012830001804	Web site	cell phone pos：www.olvip.com.cn; Q code：www.sqbpay.com.cn

Business agent		Contact No.

Party B	Shenzhen Yihuilian Information Consulting Co. Ltd.

Address	11B,ShenmaoCommercial Center, Xinwen Road, Futian District, Shenzhen

Account	Shenzhen Yihuilian Information Consulting Co. Ltd.	Bank of Deposit	CITIC Bank Shenzhen Branch Sales Department

Account No	7441010182600257574

E-mail	34487490@qq.com	Remarks	This e-mail will be used as the user name for the online account

Business agent	Shuangwu Feng	Contact No	13537700588

1 Terms and Definitions

1.1 Cell Phone POS trade business：This business will provide terminal users with cell phone POS and intelligent terminal APP software program to carry out trade, collection and payment on behalf of others and bank clearance services.

1.2 Code scanning payment business：This business will provide QR code from Paymax(JuHeZhiFu) to carry out trade, collection and payment on behalf of others and bank clearance services for RMB bank cards, pre-pay cards approved by this system and other e-wallet accounts.

2 Collaborative Project and Scope

Party A hereby authorizes Party B to conduct RMB bank card selling and promoting business using Sheng Wallet cell phone POS in mainland China(Hong Kong, Macao and Taiwan are excluded) and in the whole industry. Party B is also authorized to use Q Code of Sheng Wallet to conduct selling and promoting code scanning payment

Address：20E,BaoYe mansion, special administrative region of FuTian district, ShenZHen    Website：www.sqbpay.com    Fax：0755-83537851    Customers’ service：400-880-4588

business. Party B has the ownership of Sheng Wallet brand and Party B can promote Party A’s newly-added, updated and amended product in Party B’s authorized area.

3 Party A’s Rights and Obligations

3.1 Party A has the obligation to guarantee normal operation on trading platform and to provide accurate trading data. If force majeure or accident prevents Party A from providing normal business operation and technical support and lead to this system’s failure to provide normal business operation or failure to provide accurate data, Party A shall not be deemed as breach of the contract and Party A shall not be responsible for potential loss and risks resulted from this.

3.2 Party A has the obligation to open merchant management system platform account for Party B and party B can inquire his merchants’ total transaction volume and clearing business using his merchant management system platform account. Party B shall make timely inquiry. If Party B has objections to the data, Party B shall deliver the objection within seven days after the transaction. Exceeding the time limit shall be regarded as party B accept the data from Party A’s merchant management system platform.

3.3 Party A has the right to modify or adjust its product price system and proxy specification according to regulations from National Development and Reform Commission, the People’s Bank of China, card issuing organization, cooperative bank and market conditions. Party B shall make the commitment to accept the modification or adjustment to its product price system and proxy specification within implementing period of this contract.

3.4 Party A has the right to conduct necessary supervision and management to all commercial tenants settled in the platform or commercial agents. Party A has the right to stop commercial tenants’ payment Interface or to suspend clearing if they go against the law of the country, regulations of the People’s Bank of China or card issuing organization and regulation of Party A. Disposal means and content shall be delivered in paper form to notify Party B.

4 Party B’s Rights and Obligations

4.1 As party A’s promotion and cooperation partner, Party B shall strictly abide by this agreement  and regulations from Party A to carry out business.

4.2 Party B shall develop commercial tenants on its own and bear the cost of professional service as equipment debugging and installation and equipment replacement, etc.

4.3 Party B shall make the commitment that from the second month after this agreement take effect, Party B shall maintain monthly number of trading commercial tenants over  /  ，and monthly total trade volumes over  /  ¥ ten thousand or accumulated amount in three months over  /  ¥ ten thousand. Otherwise Party A has the right to terminate Party B’s agent qualification and stop to pay service charge due agent to party B.

4.4 Party B shall keep itself informed of ,understood and abide by latest regulations and announcement concerning agent service released by party A on its platform and conduct its business according to the latest regulations and announcement. Otherwise party B shall shoulder all responsibilities resulted from this.

4.5 If commercial tenant conduct risky trade or go against operation manual or other regulations and that lead to commercial tenant’s denial of trade, Party B shall not only carry out list review and dispute investigation with the cooperation of Party A but also assume full liability for compensation if it bring loss to Party A or card holders. Party A has the right to conduct immediate interface closing to party B and its commercial tenants and stop paying service charge due agent to party B for these commercial tenants.

4.6 Party B has no right to hold back any pos trading data which include but not confine to bank card number, trading password, etc. Once it will be discovered, Party A will notify relative functional department to call party B to account and has the right to conduct unilateral termination to this agreement. For any reason if Party B obtains trading information or information of its commercial tenants or customers, Party B shall keep such information confidential and shall not disclose such information to a third party without written approval from Party A. Party A has the right to ask Party B to destroy these information. If Party B violate this regulation, Party A has the right to terminate this agreement and stop paying service charge due agent.

4.7 Whether this agreement is terminated or not, Party A has the right to formulate punishment measures to punish violators in commercial tenants developed by Party B according to report but not confined to risk report from risk management department of Party A, credit card organization or other related departments. Party B shall bear the loss to Party A resulted from its commercial tenants’ irregular business behavior such as false card, stolen card, cash out or bogus transaction .

5 Review and Compensation in Advance

5.1 If Party B or its commercial tenants violate this agreement or related product regulations of Party A, Party A has the right to demand ceasing of the behavior and deduct party B’s deposit or service charge according to different circumstances.

If Party B violates one of the items, Party A has the right to deduct ¥ 10000 to ¥ 20000 per violation from party B’s deposit or benefit sharing.

a)  Exceeding list review period and failure to reply which leads to chargeback（If the loss can’t be recovered from the commercial tenant, business agent shall bear the loss）；

b)  Selling product on line arbitrarily；

c)  Illegally use the name Sheng wallet or impersonate union pay staff or bank staff to develop commercial tenants without written authorization.

5.2 Within the period stipulated by the credit card issuing bank, if credit card holders file claims on suspected trade with Party A or Party B’s developed merchants or to the bank that the trade was not its own operation or was not legally authorized by card holders or card issuing bank or acquiring bank have to have access to trading information out of some certain reasons, Party B shall contact all developed merchants to provide related trading information or trading data according to the need of reviewers within five days after Party B receives review notification from Party A. If Party B exceeds the agreed period and fails to deliver related material according to the review requirement or deliver inconsistent material or Party A refuses to provide related material, Party B and its developed merchants shall bear all losses resulted from this.

5.3 If Party B’s customer is required for review for a certain trade, this amount of money shall be frozen from Party B’s deposit or service. If, after the bank’s investigation, Party B is affirmed to be liable to compensation, Party B shall unconditionally compensate the card holders, the bank or Party A in a full amount. If, after the bank’s investigation, party B is not affirmed to be liable to compensation, Party A shall unfreeze Party B’s bank account in time.

For the purpose of cooperating with Party A to deal with review, compensation or other abnormal or suspected trades, Party B shall provide reviewers with emergency contact information and shall inform Party in writing within two business days if the contact person’s information is changed.  Otherwise, if Party A may not be able to get in touch with the contact person in emergency , Party B shall take full responsibility resulted from this and Party B shall bear all losses resulted from card holders’ refusing to pay which lead to refund problems. Party A reserves permanent recourse rights to this.

6 Service fee to Party B

6.1 If Party B’s developed merchants conduct trading activities, the calculation formula of service fee is: basis X coefficient X profit sharing ratio. Among them, basis is the trading volume of Party B’s developed merchants; coefficient is Party B’s commercial tenants’ actual contract signing rate minus cost rate. Refer to the attachment below for detailed profit sharing ratio.

6.2 The parties shall settle the previous month’s service fee before the 25th day of each month.  Party A shall transfer service charge to party B’s bank account within three days after Party A receives invoice confirmed by both parties from Party B. If Party B fails to invoice as required, Party A shall deduct 7% of tax and then conduct clearing according to full amount of post paid tax.

7 Cooperation Term

7.1 Term of this agreement is two years, from May 22, 2016 to May 21, 2018. If, within 30days before the expiration of this agreement, neither party delivers termination notice to the other party, the term of thiis agreement shall be automatically extended for another year.

7.2 This agreement is made in duplicate with each party holding one copy. Unsettled matters shall be settled by both parties in consultation and both parties shall sign supplementary agreements. All attachments and supplementary agreements have equal legal effect as this agreement.

（the following is the attachment）

Cost of equipment and trade benefit sharing

1、 Standard Cost of equipment

Serial number	Title of the product	Unit price（tax-exclusive / ¥）	amount（unit/piece）
1	Sheng Wallet	/	/
2	Sheng Wallet for Merchant	/	/
	Q code for Sheng wallet	/	/
Total amount： ¥

2、 Trade Benefit Sharing

Business		Clearing cost ratio	commercial tenants’ actual contract signing rate	Profit Sharing Ration
Cell phone pos	Sheng Wallet （T+0）			100%
Sheng Wallet for Merchant （T+0）
APP	Fast payment （T+0）
QR Code Scanning Payment	Wechat payment Fast payment Alipay
Note

1. Profit Sharing ＝（Commercial Tenants’ actual contract signing rate —clearing cost ratio）* trading volume of current month * profit sharing ratio

2. Adjustment shall be made as a result of changes of relevant policies

3. Statement

All related provisions in this section have been approved by both parties and shall be kept confidential and not be disclosed to any third party.  Otherwise, this agreement shall be voided.

Party A：Shenzhen Xinghua Tongfu Technology Co., Ltd (seal)

Authorized representative: (signature)

Date: May 22, 2016

Party B: Shenzhen Yihuilian Information Consulting Co. Ltd. (seal)

Authorized representative: (signature)

Date: May 22, 2016